Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, July 29, 2013
7:00 A.M. CDT

A. H. Belo Corporation Announces Second Quarter 2013 Net Income

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported net income of $0.05 per share for the second quarter of 2013 compared to net income of $0.01 per share in the second quarter of 2012.
Second quarter 2013 results include a decline in advertising and marketing services revenues of 4 percent, the lowest year-over-year quarterly decline since the Company’s spin-off from Belo Corp. in 2008. This improvement was driven by a 1 percent increase in advertising and marketing services revenue at The Dallas Morning News, which is partly attributable to revenue diversification initiatives.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $8.7 million in the second quarter of 2013, compared to $10.5 million in the prior year period. As of June 30, 2013, cash and cash equivalents were $32.9 million, and the Company had no debt.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The second quarter total revenue decrease of 4 percent is an improvement of one percentage point in the rate of decline compared to the first quarter. Our revenue diversification initiatives are driving these improvements. We plan to add more such initiatives in the second half of 2013 as well as into 2014.”
On June 19, Decherd announced that he will retire as Chief Executive Officer in September and remain on the Board of Directors. James M. Moroney III will become CEO at that time in addition to his current role as Publisher and CEO of The Dallas Morning News. Moroney will also be elected to the Company’s Board of Directors.

-more-

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2013 Financial Results
July 29, 2013

Second Quarter Results

Total revenue was $104.5 million in the second quarter of 2013, a decrease of 4 percent compared to the prior year period. Total revenue at The Dallas Morning News remained flat compared to prior year.
Revenue from advertising and marketing services, including print and digital revenues, decreased because improvements at The Dallas Morning News were more than offset by declines at The Providence Journal and The Press-Enterprise. Digital revenue increased 15 percent over the prior year quarter. When the impact of prior year revenue associated with a discontinued digital advertising platform is excluded, digital revenue increased 17 percent, primarily due to continued growth in automotive digital revenue at The Dallas Morning News and marketing services revenue associated with 508 Digital. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 9 percent, 2 percent and 10 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 3 percent compared to the prior year period.
Circulation revenue decreased 2 percent to $33.0 million in the second quarter of 2013 compared to the prior year period, due primarily to continued home delivery and single copy sales declines at The Dallas Morning News. The Company expects this trend to stabilize through the remainder of 2013 as circulation pricing and marketing initiatives are implemented.
Printing and distribution revenue decreased 13 percent to $9.7 million in the second quarter of 2013 primarily due to the cessation of unprofitable commercial printing products at The Press-Enterprise in Riverside, CA.
Total consolidated operating expense in the second quarter was $103.6 million, a 5 percent decrease compared to the prior year period as salaries, wages and benefits, newsprint and depreciation expenses decreased.
The Company’s newsprint expense in the second quarter was $9.0 million, a decrease of 11 percent compared to the prior year period. Newsprint consumption dropped 9 percent to approximately 14,700 metric tons. Compared to the prior year

-more-

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2013 Financial Results
July 29, 2013

period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 2 percent and 4 percent, respectively.
Corporate and non-operating unit expenses in the second quarter were $5.3 million, a decrease of 1 percent compared to the prior year period.
Capital expenditures totaled $1.6 million in the second quarter. The Company anticipates full-year 2013 capital expenditures to be approximately $10 million.
As of June 30, 2013, A. H. Belo had approximately 1,900 full-time equivalent employees, a decrease of approximately 6 percent compared to the prior year period.

Real Estate

On July 17, the Company completed the sale of its five-story office building and certain related assets in Riverside, California to the County of Riverside for $30 million. Proceeds to the Company were approximately $28.6 million after selling costs of approximately $1.4 million. In the third quarter of 2013, the Company will record a gain for financial reporting purposes of approximately $4 to $5 million related to this transaction. However, this transaction will not result in a taxable gain to the Company.
The Company is also actively marketing ancillary real estate facilities formerly used by The Press-Enterprise for products and services that have been discontinued. This property is expected to generate proceeds in the $1.4 to $1.6 million range.
In the third quarter of 2013, the Company is expected to close on the sale of a public parking lot in downtown Providence, Rhode Island, generating estimated net proceeds of $0.4 million and a gain of $0.2 million.

Other Dispositions

On July 8, The Press-Enterprise sold certain equipment which was idled in 2012 when the newspaper ceased printing certain unprofitable commercial products. This transaction generated net proceeds of $0.5 million and a gain of $0.3 million.

-more-

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2013 Financial Results
July 29, 2013

Non-GAAP Financial Measures

Reconciliations of net income (loss) to EBITDA are included as exhibits to this release.

Financial Results Conference Call

A. H. Belo will conduct a conference call on Monday, July 29 at 1:30 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1085 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:30 p.m. CDT on July 29 until 11:59 p.m. CDT on August 5, 2013. The access code for the replay is 296720.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

-more-

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2013 Financial Results
July 29, 2013

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2013	2012	2013	2012
Net Operating Revenue
Advertising and marketing services	$61,808	$64,173	$119,542	$124,250
Circulation	32,988	33,757	65,132	68,412
Printing and distribution	9,716	11,213	19,110	21,315
Total net operating revenue	104,512	109,143	203,784	213,977
Operating Costs and Expense
Salaries, wages and employee benefits	40,713	42,623	85,750	88,628
Other production, distribution and operating costs	41,483	41,525	82,564	82,221
Newsprint, ink and other supplies	14,295	15,371	28,209	29,343
Depreciation	5,781	8,348	11,503	15,461
Amortization	1,340	1,310	2,680	2,620
Total operating costs and expense	103,612	109,177	210,706	218,273
Net income (loss) from operations	900	(34)	(6,922)	(4,296)
Other Income (Expense), Net
Other income, net	661	921	1,237	1,828
Interest expense	(8)	(242)	(419)	(378)
Total other income (expense), net	653	679	818	1,450
Income (Loss) Before Income Taxes	1,553	645	(6,104)	(2,846)
Income tax expense	437	383	856	785
Net Income (Loss)	1,116	262	(6,960)	(3,631)
Net loss attributable to noncontrolling interests	(65)	—	(119)	—
Net Income (Loss) Attributable to A. H. Belo Corporation	$1,181	$262	$(6,841)	$(3,631)

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic and diluted	$0.05	$0.01	$(0.31)	$(0.17)
Weighted average shares outstanding
Basic	22,041	22,794	22,037	21,795
Diluted	22,135	22,916	22,037	21,795

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$32,851	$34,094
Accounts receivable, net	39,890	46,964
Other current assets	41,413	18,079
Total current assets	114,154	99,137
Property, plant and equipment, net	111,947	144,609
Intangible assets, net	33,975	36,293
Other assets	13,610	11,900
Total assets	$273,686	$291,939
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,418	$15,178
Accrued expenses	21,410	26,012
Advance subscription payments	20,801	20,708
Total current liabilities	56,629	61,898
Long-term pension liabilities	118,702	122,821
Other liabilities	5,711	5,160
Total shareholders’ equity	92,644	102,060
Total liabilities and shareholders’ equity	$273,686	$291,939

A. H. Belo Corporation
Reconciliation of Net Income (Loss) to EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2013	2012	2013	2012
Net income (loss) attributable to A. H. Belo Corporation	$1,181	$262	$(6,841)	$(3,631)
Depreciation and amortization	7,121	9,658	14,183	18,081
Interest expense	8	242	419	378
Income tax expense	437	383	856	785
EBITDA	$8,747	$10,545	$8,617	$15,613
EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding the recorded loss from withdrawal from the G. B. Dealey Retirement Pension Plan, non-cash impairment expense and net investment-related losses to EBITDA. For the periods presented above, there were no transactions related to the withdrawal from the G. B. Dealey Retirement Pension Plan, non-cash impairment expense or net investment-related losses and, accordingly, EBITDA and Adjusted EBITDA are the same for each period.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions, dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back the entire recorded pension expense in the determination of Adjusted EBITDA, including both recurring pension expense and the loss from withdrawal from the G. B. Dealey Retirement Pension Plan. Management reassessed this measurement and determined it is more appropriate to consider only the non-recurring loss from withdrawal from the G. B. Dealey Retirement Pension Plan as an add-back to determine Adjusted EBITDA. Accordingly, all periods for which Adjusted EBITDA is presented exclude an adjustment for recurring pension expense.